Exhibit 99.3

Execution Version

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RCG HOLDINGS LLC

This Fourth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of RCG Holdings LLC (f/k/a Ramius LLC, the “Company”), dated as of November 2, 2009, by and among C4S & Co., L.L.C. (“C4S”), having an office at 599 Lexington Ave, New York, New York 10022; and the persons listed on Schedule A attached hereto. This Agreement amends and restates the Third Amended and Restated Limited Liability Company Agreement between C4S and the persons listed on Schedule A dated January 1, 2007, as amended, and shall hereafter govern the Company and each Series.  C4S and the persons listed on Schedule A shall be referred to collectively hereinafter as the “Members.”

ARTICLE I
GENERAL PROVISIONS

1.01.        Certificate of Formation; Name; Series LLC.  A Certificate of Formation of the Company was filed with the Secretary of State of Delaware on March 25, 1997, and Certificates of Amendment to such Certificate of Formation were filed with the Secretary of State of Delaware on (i) August 9, 2006, (ii) February 27, 2008 and (iii) November 2, 2009 (the “Amendment”).  Pursuant to the Amendment, (i) the name of the Company was changed from Ramius LLC to RCG Holdings LLC, and (ii) notice was given that the Company is constituted as a series limited liability company.  This Agreement shall establish the terms for the issuance of series of limited liability company interests in the Company herein, separate rights, powers and duties with respect to specified property or obligations of the Company and profits and losses associated with such specified property or obligations (each, a “Series”) herein, each of which shall be insulated from the liabilities of any other Series and the Company generally pursuant to Section 18-215 of the Delaware Limited Liability Company Act (the “Act”), except as otherwise provided pursuant to this Agreement.

1.02.        Term.  The term of the Company shall continue until the Company is dissolved in accordance with the Act, or upon the termination of all Series.  Any Series may be terminated at the election of the Managing Member; provided that the termination of Series I shall require the consent of the Series I Members holding a majority of the Series I Percentage Interests and, for so long as either (x) BA Alpine Holdings and its affiliates beneficially own, in the aggregate, 2.0% or more of the outstanding New Parent Common Stock or (y) Series I owns, in the aggregate, 2.0% or more of the outstanding New Parent Common Stock, any termination of Series II, Series III or Series IV (including any action or omission that would cause the termination of either such Series) shall require the consent of the Series I Members holding a majority of the Series I Percentage Interests if such termination would occur prior to the restrictions on distribution or withdrawal set forth in Sections 4.03(c), 4.05(c) or 6.01(b), as applicable.. The term of each Series shall continue for so long as the Series holds any assets.  The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member shall not in and of itself cause a dissolution of the Company or the termination of any Series.

1.03.        Purpose.  The Company’s and each Series’ sole purpose is to (i) hold, own, vote, liquidate, convert,  distribute and exercise any other rights as shareholder with respect to (a) the shares of Class A common stock, par value $0.01 per share (“New Parent Class A Common Stock”) of Cowen Group, Inc. (f/k/a LexingtonPark Parent Corp.), a Delaware corporation (“New Parent”), that were received by the Company pursuant to the transactions (the “Transactions”) contemplated by the Transaction Agreement and Agreement and Plan of Merger, dated as of June 3, 2009, (the “Transaction Agreement”), by and among the Company, Cowen Group, Inc., New Parent, Lexington Merger Corp. and Park Exchange LLC (“Exchange Sub”), pursuant to which, among other things, Exchange Sub acquired substantially all of the assets and assumed all of the liabilities of the Company, which shares of New Parent Class A Common Stock are held by each Series in accordance with the terms of this Agreement, and (b) any other equity securities of New Parent issued or issuable in exchange for or with respect to the New Parent Class A Common Stock (x) by way of conversion, dividend, split or combination of shares or (y) in connection with a reclassification, recapitalization, merger, consolidation, other reorganization or similar transaction, including, without limitation, shares of Class B common stock, par value $0.01 per share (“New Parent Class B Common Stock,” and, together with the New Parent Class A Common Stock, the “New Parent Common Stock”), of New Parent, (ii) arbitrate that certain matter set forth on Schedule 1.03 hereof (the “Arbitration”), including, without limitation, asserting or pursuing any claim, action, proceeding or investigation with respect thereto, compromising or settling the Arbitration, conducting negotiations with the counter-parties in the Arbitration and filing, prosecuting and/or defending any appeals from any decision, judgment or award rendered in the Arbitration; (iii) to exercise all of it rights and comply with all of its obligations with respect to that certain $500,000 Secured Revolving Credit Facility made available to the Company by Bayerische Hypo-und Vereinsbank AG, New York Branch as of the date hereof (the “Revolving Credit Facility”), including without limitation, incurring debt under the Revolving Credit Facility and granting security interests over certain assets of the Company in accordance with the Revolving Credit Facility, (iv) maintain and administer the Ramius LLC Employee Ownership Program and the Ramius Fund of Funds Group LLC Participation Program (collectively, the “Compensation Programs”), including complying with the Company’s obligations thereunder and under any grant agreements evidencing awards under the Compensation Programs, and (v) liquidate the assets of the Company or make distributions of such assets to the Members in accordance with the terms of this Agreement.  The Company and each Series shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose described above, and for the protection and benefit of the Company and each Series, including, without limitation, the power to invest any cash held by the Company or any Series in short-term securities in accordance with this Agreement.

1.04.        Limitation on Liability.  Except as otherwise expressly provided in the Act or this Agreement, the debts, obligations and liabilities of the Company and each Series, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Series, as applicable, and no Member shall be obligated personally for any such debt, obligation or liability of the Company or such Series solely by reason of being a Member of the Company or such Series.  Except as otherwise expressly provided in the Act, the liability of each Member shall be limited to the amount of capital contributions made by such Member in accordance with the provisions of this Agreement.

1.05.        Tax Classification; No State Law Partnership.  Each Series shall constitute a separate business entity for federal income tax purposes and shall have and maintain the status of a partnership solely for such purpose.  Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  No provision of this Agreement shall be deemed or construed to constitute the Company or any Series as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than federal, state and local tax purposes.

1.06.        Assets and Liabilities Transferred in the Transaction.  As of the closing of the Transaction, except as expressly provided in this Agreement, the Company shall not have any assets or liabilities other than (a) the New Parent Common Stock issued in connection with the Transaction, (b) $500,000 in cash or cash equivalents, (c) all rights, titles and interest in the Transaction Agreement and the other agreements ancillary to the Transactions (including the documents and instruments referred to therein), (d) its rights and obligations under Revolving Credit Facility, (e) its rights and obligations under the Compensation Programs, including pursuant to any grant agreements evidencing awards under the Compensation Programs and (f) the right to any proceeds pursuant to a recovery in the Arbitration that is final, non-appealable and binding, less (i) any expenses related thereto previously incurred by the Company, (ii) any required disbursement of such proceeds to such investment vehicles as the Company is obligated to distribute to such investment vehicles and (iii) $6 million required to be disbursed to New Parent, pursuant to the terms of the Transaction Agreement (the “Net Arbitration Proceeds”).  The Net Arbitration Proceeds shall be considered a General Asset of the Company.

ARTICLE II
MANAGEMENT OF THE COMPANY

2.01.        Managing Member; Establishment and Characteristics of Series.

(a)           The business and affairs of the Company and each Series shall be managed by C4S, which shall be the “Managing Member”. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including resolving and paying any claims against the Company or any Series, establishing reserves, paying expenses, retaining and paying attorneys, accountants and other professional advisors, entering into agreements with respect to the distribution and sale of shares of New Parent Common Stock, entering into custodian and brokerage arrangements and including all other powers, statutory or otherwise, possessed by members under the Act, and to establish Series of interests in the Company as described herein, the interests in each of which shall be separate and distinct from the interests in any other Series.  No Member (other than the Managing Member), by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the business and affairs of the Company; provided that the members shall have the right to vote on or approve the actions specified herein or in the Act to be voted on or consented to by the Members.

(b)           There shall be four Series of interests in the Company: Series I, Series II, Series III and Series IV.  The assets of each Series, as of the date hereof, are set opposite the name of such Series in Schedule B to this Agreement.  All of the interests in the Company outstanding on the date hereof are hereby converted into an interest in a Series as contemplated on Schedule A.  The Members holding the interests in each Series are set forth on Schedule A, which also sets forth the Capital Account and Series Percentage Interest of, and the number of shares of New Parent Common Stock allocable to, each Member of each Series, and the Percentage Interest of each Member in the Company, in each case, as of the date hereof. The Members holding interests in Series I are referred to herein as the “Series I Members” with respect to their ownership of interests in that Series.  The Members holding interests in Series II are referred to herein as the “Series II Members” with respect to their ownership of interests in that Series. The Members holding interests in Series III are referred to herein as the “Series III Members” with respect to their ownership of interests in that Series.  The Members holding interests in Series IV are referred to herein as the “Series IV Members” with respect to their ownership of interests in that Series.  All assets of a Series, including any proceeds derived from the sale, exchange or liquidation of such assets shall be held for the benefit of the Members who have interests in that Series and shall irrevocably belong to that Series for all purposes, subject only to the rights of creditors of such Series, shall be so recorded upon the books of account of the Company and such Series and shall be held and accounted for separately from the other assets of the Company or any other Series.  Such assets, including any proceeds derived from the sale, exchange or liquidation of such assets, are herein referred to as “assets belonging to” or “assets held with respect to” that Series.  In the event that there are any assets which are not readily identifiable as assets held with respect to any particular Series (collectively “General Assets”), the Managing Member shall allocate such General Assets to, between or among any one or more of the Series in proportion to each Series’ pro rata share of the Percentage Interest of the Company; provided that, if the Managing Member, in its reasonable discretion and in good faith, determines that such allocation of General Assets (other than the Net Arbitration Proceeds, which in all events shall be allocated pro rata among all the Series in accordance with their respective Series Percentage Interests) would be unfair or inequitable to any Series, the Managing Member may allocate the General Assets (other than the Net Arbitration Proceeds) in such manner and on such basis as the Managing Member, in its reasonable discretion and in good faith, deems fair and equitable, and any General Assets so allocated to a particular Series shall be held with respect to that Series.  For the avoidance of doubt, any such allocation by the Managing Member shall be conclusive and binding upon the Members of all Series for all purposes.  Separate and distinct records shall be maintained for each Series and the assets held with respect to each Series shall be held and accounted for separately from the assets held with respect to all other Series and the General Assets of the Company not allocated to such Series. No Series shall have any right to or interest in the assets belonging to any other Series, and no Member shall have any right or interest with respect to the assets belonging to any Series in which it does not have an interest.

(c)           The assets belonging to each particular Series shall be charged with the liabilities of that Series and all expenses, costs, charges and reserves attributable to that Series.  The debts, liabilities, expenses, costs, charges and reserves so charged to a Series are herein referred to as “liabilities belonging to” that Series.  Separate and distinct records shall be maintained for the liabilities belonging to each Series.  The Managing Member shall allocate general debts, liabilities, expenses, costs or charges of the Company that are not readily identifiable with respect to any particular Series (“General Liabilities”) to, between or among any one or more of the Series in proportion to each Series’ pro rata share of the Percentage Interest of the Company; provided that, if the Managing Member, in its reasonable discretion and in good faith, determines that such allocation of General Liabilities would be unfair or inequitable to any Series, the Managing Member may allocate the General Liabilities in such manner and on such basis as the Managing Member, in its reasonable discretion and in good faith, deems fair and equitable.

(d)           Notwithstanding any other provisions of this Agreement, no distribution (including, without limitation, any distribution made upon dissolution and winding up of the Company or the termination of any Series) with respect to, nor any redemption or repurchase of, the interest of any Series shall be effected by the Company other than from the assets held with respect to such Series.

(e)           In accordance with Section 18-215(b) of the Act, but without limitation of the provisions of Section 2.01(c) hereof relating to the allocation of General Liabilities, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally or against any other Series thereof, and, except to the extent provided in Section 2.01(c) hereof relating to the allocation of the General Liabilities, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of such Series.

(f)            Each Member shall be the owner of one or more interests in one or more Series and, as such, shall have the right to a share of the Net Profits and Net Losses of the applicable Series and to receive distributions of assets of such Series, but in all cases as specifically provided in this Agreement.  The interests of the Members are personal property, and no Member shall have an interest in specific property of the Company or any Series. The ownership of interests shall be recorded and reflected on the books of the Company, which books shall be maintained separately for the interests of each Series and shall not be evidenced by a certificate.  The record books of the Company as kept by the Company shall be conclusive as to the identity of the Members of each Series and as to the interests of each Series held from time to time by each Member.

2.02.        Managing Employees.  Managing Employees shall include Peter A. Cohen (“Cohen”), Morgan B. Stark (“Stark”) and Thomas W. Strauss (“Strauss”).

2.03.        Activities of the Members.

(a)           Nothing in this Agreement shall preclude any Member, including, without limitation, the Managing Member, or its Affiliates from exercising investment responsibility or buying, selling or otherwise dealing with any securities for their own accounts, or for any family member related to the Member (and its Affiliates and its directors, officers, employees or other agents). No other Member shall have any rights of first refusal, coinvestment or other rights in respect of the investments of such accounts or in any profits or other income earned or otherwise derived therefrom.

(b)           Any Member, including, without limitation, the Managing Member, and its Affiliates may be engaged in businesses other than the business of the Company. A Member shall have no right to participate in any manner in any profits or income earned or derived by or accruing to any other Member or its Affiliates from the conduct of any business other than the business of the Company or from any transaction in securities effected by such Member for any account other than that of the Company.

2.04.        Officers and Employees; Compensation.  The Managing Member may appoint officers of the Company or any Series and may engage employees and agents on the Company’s or any Series’ behalf, as it deems appropriate.  Such officers, employees and agents shall be subject to removal or termination by the Managing Member at any time.  Until the earlier of (a) the three-year anniversary of the date of this Agreement and (b) Series I beneficially owning, in the aggregate, less than 10% of the New Parent Common Stock beneficially owned by Series I as of November 2, 2009, the Company shall not enter into any compensation arrangement or any agreement that is not on arms-length terms with any Ramius Key Principal without the consent of the Series I Members holding a majority of the Series I Percentage Interests.

2.05.        Exculpation.

(a)           (i)  No Member or Managing Employee of the Company or any Series and (ii) no officer, director or employee of the Company or any of its subsidiaries or of any Series designated by the Company as an Indemnified Party (each of the persons and entities described in clauses (i) and (ii) being an “Indemnified Party”) shall be liable to any Member, the Company or any Series for mistakes of judgment or for any action or inaction, unless such mistakes, action or inaction arise out of, or are attributable to, the gross negligence, willful misconduct, fraud or bad faith of the Indemnified Party or breach of this Agreement. Subject to the foregoing, no Indemnified Party shall be liable to any Member, the Company or any Series for any action or inaction of any employee, broker, or other agent of the Company or any Series, provided that such employee, broker or agent was selected, engaged or retained by such Indemnified Party with reasonable care. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of Company (or Series) affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such persons, provided that they shall have been selected with reasonable care, subject to the first sentence of this Section 2.05(a).

(b)           Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.05 shall not be construed so as to relieve (or attempt to relieve) any Indemnified Party of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of Section 2.05 to the fullest extent permitted by law.

2.06.        Indemnification.

(a)           Each Indemnified Party shall, in accordance with this Section 2.06, be indemnified and held harmless by the Company, and, if applicable, any Series, from and against any and all losses, claims, damages, liabilities, expenses (including legal and other professional fees and disbursements), judgments, fines, settlements, and other amounts (collectively, the “Indemnification Obligation”) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Indemnified Party may be involved, as a party or otherwise (i) by reason of such person’s service to or on behalf of, or such person’s management of the affairs of, the Company or any subsidiary of the Company or such Series (including serving in any capacity, at the request of the Company or any of its subsidiaries, in respect of any other person or entity), or such person’s rendering of advice or consultation with respect thereto, or (ii) which relate to the Company or its subsidiaries or such Series or their respective properties, business or affairs, whether or not the Indemnified Party continues to be such at the time any such Indemnification Obligation is paid or incurred, provided that such Indemnification Obligation did not result from mistakes of judgment or from any action or inaction, that arise out of, or are attributable to, the gross negligence, fraud, willful misconduct or bad faith of the Indemnified Party or breach of this Agreement.  The Company, and, if applicable, any Series, shall also indemnify and hold harmless an Indemnified Party from and against any Indemnification Obligation suffered or sustained by such Indemnified Party by reason of any action or inaction of any employee, broker or other agent of such Indemnified Party; provided, however, that such employee, broker or agent was selected, engaged or retained by such Indemnified Party with reasonable care.  Expenses (including legal and other professional fees and disbursements) incurred in any proceeding will be paid by the Company, and, if applicable, any Series in advance of the final disposition of such proceeding upon receipt of any undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized hereunder.

(b)           The indemnification provided by this Section 2.06 shall not be deemed to be exclusive of any other rights to which each Indemnified Party may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in such Indemnified Party’s official capacity and to action in another capacity, and shall continue as to such Indemnified Party who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of a Managing Member and shall inure to the benefit of heirs, successors and administrators of such Indemnified Party.

(c)           The Managing Member shall have the power to purchase and maintain insurance on behalf of the Managing Member and each Indemnified Party, at the expense of the Company, against any liability which may be asserted against or incurred by them in any such capacity, whether or not the Company would have the power to indemnify the Indemnified Parties against such liability under the provisions of this Agreement.

(d)           Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified, or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 2.06 to the fullest extent permitted by law.

2.07.        Bank Regulated Members.

(a)           “BHC Member” shall mean a Member that is a bank holding company, as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”),

or a non-bank subsidiary of such bank holding company or any company that is directly or indirectly subject to the BHC Act (other than BA Alpine Holdings, Inc. and any transferees or successors of its interest in the Company (“BA Alpine Holdings”)).

(b)           Notwithstanding anything to the contrary in this Agreement, the amount of any BHC Member’s aggregate percentage interest in the Company (including all Series of the Company, considered as a whole) from time to time in excess of 4.99% (including without limitation as a result of the admission or withdrawal in whole or in part of any Member or any subsequent closing) shall be held in the form of a Limited-Voting Interest (as defined below) and any BHC Member may, upon notice to the Managing Member, elect at any time to hold all or any fraction of such Member’s interest in the Company (including in any Series) as a Limited-Voting Interest. “Limited-Voting Interest” shall mean an interest which shall not be entitled to vote or otherwise participate in any consent of the Members as to any matter other than (i) dissolution of the Company or, if applicable, termination of a Series, or (ii) any amendment pursuant to Section 8.01(b) (with such Limited-Voting Interest not being counted in determining the giving or withholding of any such consent or determining whether the requisite majority of the Percentage Interests or Series Percentage Interests, as the case may be, have consented to, approved, adopted or taken any other action hereunder). Except as provided in this Section, an interest in the Company (including any Series) held as a Limited-Voting Interest shall be identical in all respects to all other interests in the Company (or such Series) held by the Members. Any election to hold Limited-Voting Interests shall be irrevocable and shall bind the successors and assigns of the holder of such Limited-Voting Interest.

(c)           Each BHC Member hereby further irrevocably waives, to the extent of its Limited-Voting Interest, its rights under the Act to vote or consent to any action by or with respect to the Company, a Series or the Managing Member other than dissolution of the Company or, if applicable, termination of any Series, which waiver shall be binding upon such BHC Member and any entity which succeeds to such Limited-Voting Interest.

(d)           Subject to Section 4.02(a) or 4.03(a), as the case may be, the Company shall provide to each BHC Member notice (i) as soon as reasonably practicable once the Company reasonably believes that such BHC Member’s ownership in the Company (including all Series thereof, taken as a whole) would, or would be reasonably likely to, exceed 33.33% of the Percentage Interests of the Company and (ii) at least 75 days prior to each annual anniversary of the date of this Agreement if the Company reasonably believes that such BHC Member’s ownership in the Company  (including all Series thereof, taken as a whole) would, or would be reasonably likely to, exceed 33.33% of the Percentage Interests of the Company after giving effect to distributions and withdrawals of capital by other Members with respect to which the Company has received a notice of withdrawal (clause (ii), a “BHC Event”).  Notwithstanding any provision of this Agreement to the contrary, any BHC Member may elect to withdraw from the Company, or make a partial withdrawal from such BHC Member’s Capital Account at any time, to the extent necessary to prevent such BHC Member from having an aggregate Percentage Interest in the Company (including any Limited-Voting Interest) in excess of 33.33% or otherwise being in violation of the BHC Act or other federal, state or foreign banking law. In the event of such withdrawal, the withdrawing BHC Member shall give notice and receive its withdrawn capital in accordance with Section 4.02(d) (in the case of a Series I Member) or Sections 4.03(c) and 4.03(d) (in the case of a Series II Member).  Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing BHC Member shall not be considered a Member for any purpose after the effective time of such complete withdrawal and, with respect to any partially withdrawing BHC Member, such BHC Member’s Capital Account and Series Capital Accounts (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

(e)           Notwithstanding any provision in this Agreement to the contrary, any BHC Member may elect, by notice in writing to the Managing Member, liquidator or liquidating trustee, as applicable, to decline the receipt of distributions in kind if the receipt thereof would cause such BHC Member to be in violation of the BHC Act or any other federal, state or foreign banking law, in which event the Managing Member, liquidator or liquidating trustee shall cause the property which would otherwise have been distributed to such BHC Member to be disposed of and the proceeds of such disposition to be distributed to such BHC Member, or make other arrangements approved by such BHC Member, in each case at the expense of such BHC Member.  Such BHC Member shall indemnify the Company and the Managing Member for any liability incurred by any of them arising from such disposition.

(f)            Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in subsections (a)-(e) of this Section 2.07), BA Alpine Holdings’ entire interest in the Company (including in any Series) shall be held in the form of a Nonvoting Interest (as defined below). “Nonvoting Interest” shall mean an interest in the Company (including any Series) the holder of which shall not be entitled to vote or otherwise participate in any consent of the Members as to any matter other than (i) termination of Series I or the sale, or as provided in Section 4.02(d) disposition of, New Parent Common Stock held by Series I, (ii) as provided in Sections 1.02, 2.04, 2.07, 2.08, 4.03(c)(iv), 4.03(f), 5.01(c) and 5.02(a) or (iii) any amendment pursuant to Section 8.01(a) (with respect to the purpose of the Company) or Section 8.01(b) hereof (with such Nonvoting Interest not being counted in determining the giving or withholding of any such consent or determining whether the requisite majority of the Percentage Interests have consented to, approved, adopted or taken any other action hereunder, except for any vote or consent referenced in clauses (i), (ii) or (iii) of this Section 2.07(f).  A Member holding a Nonvoting Interest shall not participate in the management of the Company or any Series nor shall it participate in making decisions as to Company or Series policy. Except as provided in this Section 2.07, an interest in the Company (including in any Series) held as a Nonvoting Interest shall be identical in all respects to all other interests in the Company (or such Series) held by the Members. An interest in the Company (including any Series) held as a Nonvoting Interest shall remain a Nonvoting Interest upon transfer to any other person and the provisions of Section 2.07(c), (d), (e), (f) and (g), to the extent applicable, shall bind the successors and assigns of the holder of a Nonvoting Interest.

(g)           Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in subsections (a)-(e) of this Section 2.07) but subject to the rights set forth in Section 2.07(f), BA Alpine Holdings

(i)            shall be subject to and have the benefit of the provisions of subsections (c), (d) and (e) of this Section 2.07 as if it were a BHC Member, except that references to a Limited-Voting Interest shall be deemed to refer to a

Nonvoting Interest;

(ii)           shall be subject to and have the benefit of the provisions of Section 5.01 hereof, except that the words “which shall not be unreasonably withheld” shall be deemed to have been deleted as the provision shall apply to BA Alpine Holdings;

(iii)          shall be subject to and have the benefit of the provisions of Section 5.02 hereof, except that the unanimous consent referred to in the first sentence therein shall not be understood to include the consent of BA Alpine Holdings; and

(iv)          shall be subject and have the benefit of the provisions of Section 8.01 hereof as if it were a BHC Member.

2.08.        Governance of New Parent.  Except as specifically set forth below, the Managing Member shall have the right and the authority to vote all shares of New Parent Common Stock held by the Company for the account of each Series, in its sole discretion, on all matters that are presented to a vote of the stockholders of New Parent.  Notwithstanding the foregoing:

(a)           For so long as BA Alpine Holdings and its affiliates beneficially own any shares of New Parent Common Stock, without the prior consent of BA Alpine Holdings, the Company for the account of each Series shall not vote the shares of New Parent Common Stock held by the Company or any Series in favor of an amendment to the terms of the New Parent Class B Common Stock (whether or not any shares of New Parent Class B Common Stock are issued and outstanding at such time);

(b)           For so long as BA Alpine Holdings and its affiliates beneficially own any shares of New Parent Common Stock, the Company and Series I shall, with respect to an amendment to the terms of New Parent’s certificate of incorporation or bylaws which is intended to discriminate against BA Alpine Holdings relative to the other Members, vote the shares of New Parent Common Stock held by Series I as directed by the Series I Members;

(c)           Until BA Alpine Holdings and its affiliates beneficially own, in the aggregate, less than 4.9% of the outstanding New Parent Common Stock throughout any consecutive 90-day period following the consummation of the Transactions, the Company and each Series shall vote all of the shares of New Parent Class A Common Stock held by the Company and each Series in favor of the election to the Board of Directors of New Parent of one individual selected by BA Alpine Holdings (the “BA Designee”), and in the event that the BA Designee ceases to be a director of New Parent, the Company for the account of each Series shall use its reasonable best efforts to cause the directors then serving on the Board of Directors of New Parent that were designated by the Company and each Series (the “Company Designees”) to fill such vacancy as is directed by BA Alpine Holdings;

(d)           subject to applicable law and stock exchange requirements, until BA Alpine Holdings and its affiliates beneficially own, in the aggregate, less than 10% of the outstanding New Parent Common Stock throughout any consecutive 90-day period following the consummation of the Transactions, the Company and each Series shall use reasonable best efforts to cause the BA Designee to be a member of each committee of the Board of Directors of New Parent; and

(e)           until the second anniversary of the date of this Agreement, without the prior consent of BA Alpine Holdings, none of the Company, any Series, the Managing Member or any Ramius Key Principal shall engage in any transaction with New Parent or any of its controlled affiliates (other than (i) the transactions set forth on Schedule 2.08 hereto, (ii) customary expense reimbursements for directors and officers, and (iii) in the case of each of the Company, each Series and the Managing Member, voting the shares of New Parent Class A Common Stock and exercising its rights with respect to such shares and performing all acts incidental to the ownership of the New Parent Common Stock and operation of the business of the Company in accordance with this Agreement).

(f)            For purposes of Sections 2.08, 4.03(c)(iv), 4.03(f) and 5.01, a Member shall be deemed the “beneficial owner” of and shall be deemed to “beneficially own” or have “beneficial ownership” of any securities which such Member or any of such Member’s affiliates beneficially owns directly or indirectly (as determined pursuant to Rules 13d-3 and 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended); provided, that (i) a Member shall be deemed to beneficially own the number of shares of New Parent Common Stock allocable to such Member with respect to its Series Percentage Interest, and (ii) the number of shares of New Parent Common Stock that are deemed to be beneficially owned by BA Alpine Holdings and its affiliates shall not include any shares of New Parent Common Stock that (x) are the subject of derivative transactions entered into by BA Alpine Holdings and a non-affiliated third party (the “Counterparty”), which give the Counterparty the economic equivalent of ownership of such shares due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such shares, without regard to whether (a) such derivative conveys any voting rights in such shares to the Counterparty, (b) the derivative is required to be, or capable of being, settled through delivery of such shares, or (c) the Counterparty may have entered into other transactions that hedge the economic effect of such derivative or (y) are held in accounts managed or maintained by BA Alpine Holdings or its affiliates for the benefit of clients that are non-affiliated third parties.

(g)           Notwithstanding anything in this Agreement to the contrary, any rights granted to BA Alpine Holdings pursuant to Sections 2.08(a), (b), (c) and (d) are not transferable to any person other than an affiliate of BA Alpine Holdings in connection with a permitted transfer of Percentage Interests to such affiliate in accordance with Section 5.01.

ARTICLE III
CAPITAL ACCOUNTS OF MEMBERS
AND OPERATION THEREOF

3.01.        Definitions.  For the purposes of this Agreement, unless the context otherwise requires:

(a)           the term “Net Profits” shall mean, in respect of any Series, with respect to any Accounting Period, the excess of (i) revenues of that Series increased or reduced by the amount credited or debited to the capital account of the Series in any entity in which that Series is invested, over (ii) the Series’ expenses; and

(b)           the term “Net Losses” shall mean, in respect of any Series, with respect to any Accounting Period, the excess of (i) that Series’ expenses over (ii) revenues of that Series increased or reduced by the amount credited or debited to the capital account of that Series in any entity in which that Series is invested.

(c)           the term “Accounting Period” in respect of the Company or any Series shall mean a period (i) the first day of which is (A) the first day of each calendar quarter, (B) the date on which any material amount is credited to a Capital Account  (as determined by the Managing Member), other than on a pro rata basis, (C) such other date deemed appropriate by the Managing Member, including as a result of interim year accounting adjustments, and (ii) the last day of which is (A) the day prior to the commencement of any Accounting Period or (B) the date on which there are withdrawals or distributions from the Company or that Series, as the case may be, or any material amount is debited to any Capital Account, other than on a pro rata basis.

3.02.        Expenses of the Company.  The Company and each Series shall pay, and shall reimburse any Member who pays on behalf of the Company or such Series, all costs and expenses incurred in connection with the business of the Company or such Series, including organizational costs and expenses and operating expenses of the Company or such Series (including without limitation legal and accounting costs and other third party costs).  Notwithstanding the foregoing, the Company and each Series shall not make any payments to any Ramius Key Principal or any employee or director of New Parent or any of its affiliates other than such payments made in connection with permitted withdrawals hereunder or payments of Indemnification Obligations. Unless the Managing Member determines that any such costs or expenses are directly attributable to a particular Series, they shall constitute General Liabilities.

3.03.        Capital Contributions.  The Members have contributed or are deemed to have contributed to the Company in respect of each Series the amounts (each, a “Capital Contribution”) set forth on Schedule B.

3.04.        Additional Contributions.  No Member is required to make any additional capital contributions to the Company or any Series.  Except as required by law, no Series shall accept any capital contribution after the date hereof.

3.05.        Capital Accounts.  A capital account (a “Capital Account”) has been established in the books of each Series for each Member of that Series. The Capital Account of each Member shall be in an amount set forth in the books and records of the applicable Series.  At the end of each Accounting Period, the Capital Account of each Member shall be (i) increased or decreased by the Net Profits or Net Losses credited or debited to the Capital Account of such Member pursuant to Section 3.07; and (ii) decreased by the amount of any distributions or withdrawals made by or to such Member pursuant to Sections 2.07, 6.01 or 7.01(b) or Article IV.

3.06.        Percentage Interests.

(a)           The “Percentage Interests” of the Members in the Company with respect to any Accounting Period shall be determined by dividing the aggregate amount of the Capital Account(s) of each Member in each Series in which the Member holds an interest by the aggregate amount of the Capital Accounts in all Series of all the Members in all Series at the beginning of such Accounting Period.  As of the date of this Agreement, each Member’s Percentage Interest shall be as set forth opposite such Member’s name on Schedule B, and shall be equal to the number of shares of New Parent Common Stock calculated as the product of (x) such Member’s Percentage Interest in the Company immediately prior to the closing of the Transactions and (y) the aggregate number of shares of New Parent Common Stock received by the Company in the Transactions.

(b)           The Series Percentage Interests of the Members in each Series with respect to any Accounting Period shall be determined by dividing the amount of the Capital Account of each Member in such Series by the aggregate amount of the Capital Accounts of all the Members in such Series at the beginning of such Accounting Period.  The Series Percentage Interests of the Series I Members in Series I are herein referred to as the “Series I Percentage Interests.”  The Series Percentage Interests of the Series II Members in Series II are herein referred to as the “Series II Percentage Interests.”  The Series Percentage Interests of the Series III Members in Series III are herein referred to as the “Series III Percentage Interests.”  The Series Percentage Interests of the Series IV Members in Series IV are herein referred to as the “Series IV Percentage Interests.”  The Series I Percentage Interests, Series II Percentage Interests, Series III Percentage Interests and Series IV Percentage Interests are herein referred to as the “Series Percentage Interests.”

3.07.        Allocation of Net Profits, and Net Losses.  For each Series, Net Profits and Net Losses, if any, for each Accounting Period, shall be allocated to the Members pro rata in accordance with their respective Series Percentage Interests at the beginning of such period for such Series.

3.08.        Liabilities.  Liabilities shall be determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the Managing Member, in its reasonable discretion and in good faith, may provide reasonable reserves for estimated accrued expenses, liabilities or contingencies, whether or not in accordance with generally accepted accounting principles.

3.09.        Determination by the Managing Member of Certain Matters.  All matters concerning valuations and the allocation of taxable income, deductions, credits, Net Profits and Net Losses among the Members, including taxes thereon and accounting procedures, not expressly provided for by the terms of this Agreement, shall be reasonably and equitably determined in good faith by the Managing Member, whose determination shall be final, conclusive and binding as to all of the Members. Without limiting the generality of the foregoing and notwithstanding Section 3.07, if during a fiscal year an Event (as defined in Section 6.01(c)) occurs in respect of a Member, the Managing Member in its sole discretion may make a special allocation to the withdrawn Member for U.S. federal income tax purposes of all or a portion of the income and gain recognized by the Company with respect to such Member’s Series for such fiscal year in such a manner as will eliminate or reduce the amount, if any, by which such Member’s Capital Account balance as of the last day of the fiscal year in which the Event occurs exceeds its tax basis in its interest in the Company (including a Series) for U.S. federal income tax purposes, such tax basis being determined without regard to any adjustment made by reason of any transfer or assignment of such interest or by reason of death; provided, however, that such income and gain specially allocated shall be in an amount that is proportionate to net ordinary income, short-term capital gain and long-term capital gain of the Series during the fiscal year.

ARTICLE IV
DISTRIBUTIONS AND WITHDRAWALS

4.01.        Distributions to Series III Members.  Each Series III Member shall receive a distribution of 40% of the taxable Net Profits allocated to his Capital Account for a fiscal year; provided, however, that with the Managing Member’s consent, a Series III Member may elect to not take such distribution. Other distributions shall be made to the Series III Members at the Managing Member’s discretion. Such other distributions shall be allocated among the Series III Members in accordance with their Series III Percentage Interests.

4.02.        Limitation on Distributions and Withdrawals for Series I Members.

(a)           Distributions and permitted withdrawals from Series I are subject to (i) the provision by Series I for all liabilities of Series I in accordance with the Act and (ii) reserves for liabilities taken in accordance with Section 3.08 hereof.  In no event shall the Company or any Series be entitled to offset against distributions any claims which it or its Affiliates, on the one hand, may have against a Series I Member or its Affiliates, on the other hand, other than Liabilities of such Member arising solely in such Person’s capacity as a Member of the Company.

(b)           The Managing Member may not withdraw any of its Series I Capital Contribution prior to the termination of Series I.

(c)           Distributions may only be made from Series I to a Series I Member, as follows:

(i)            commencing the day after the six month anniversary of this Agreement, a number of shares of New Parent Common Stock (or cash proceeds in respect thereof as provided in Section 4.02(d)) specified in the notice given pursuant to this Section 4.02(c), such that following such distribution, such Series I Member together with its Affiliates and permitted third-party transferees under the Exchange Agreement and Section 5.01 hereof retain beneficial ownership of at least fifty percent (50%) of the sum of (x) the New Parent Common Stock constituting the aggregate Capital Contribution of the Series I Members to Series I and (y) the New Parent Common Stock constituting Exchange Consideration under the Exchange Agreement (as adjusted for stock splits, consolidations, recapitalizations, reorganizations, mergers and similar events affecting the New Parent capital);

(ii)           from and after the earlier of (x) the second anniversary of the date hereof, and (y) and the Lock-up Termination Event, the balance of any assets allocable to such Member in respect of Series I;

(iii)          as provided in Section 2.07; and

(iv)          as provided in Section 4.06.

All distributions pursuant to Section 4.02(c)(i), (ii) and (iii) shall be made only in accordance with Section 4.02(d) and after receipt of at least two business days prior written notice (a “Series I Withdrawal Notice”) from the Series I Member requesting the same.  Each Series I Withdrawal Notice shall specify whether the distribution shall be made in cash or in-kind.  If a cash distribution is requested, the Series I Withdrawal Notice shall specify the instructions of the Series I Member regarding the manner of sale, the counterparty (if not a public sale), the underwriter or broker, if applicable, and any limitations on the sale of the shares of New Parent Class A Common Stock, and the Company shall use commercially reasonable efforts to sell the shares of New Parent Class A Common Stock in accordance with any such instructions contained in the Series I Withdrawal Notice.  If an in-kind distribution is requested, the Series I Withdrawal Notice shall specify whether any of the shares to be distributed should be delivered in the form of New Parent Class A Common Stock or converted by the Company into shares of New Parent Class B Common Stock prior to distribution; provided, that a Series I Member shall not request an in-kind distribution of shares of New Parent Class A Common Stock to the extent that such distribution would result in such Series I Member and its affiliates beneficially owning a number of outstanding shares of New Parent Class A Common Stock that would violate the BHC Act.  Lock-up Termination Event means:

(A)          a material breach by the Company of any of the agreements set forth on Schedule 4.02(c) to this Agreement, which breach continues for 10 days after receipt by the Company of written notice of such breach from the Series I Member;

(B)           the occurrence of a BHC Event;

(C)           the occurrence of any merger, consolidation, tender offer, or any other transaction resulting in the stockholders of New Parent immediately before such transaction owning less than a majority of the aggregate voting power of the resultant entity or any sale of all or substantially all of the assets of New Parent;

(D)          the failure of the Company to comply with Section 2.08(c) of this Agreement; or

(E)           the Managing Member ceasing to be controlled by at least two of Messrs. Cohen, Stark, Strauss and Jeffrey Solomon.

(d)           Upon any permitted distribution to a Series I Member (other than pursuant to Section 4.06), such Series I Member shall have the option (exercised in the Series I Withdrawal Notice), to receive either:  (i) cash, to be generated by the sale by the Company and Series I on behalf of such Series I Member of the requisite number of shares of New Parent Class

A Common Stock underlying the Series I Percentage Interest in respect of which such distribution is being made (less any underwriting/brokerage costs and reasonable third-party legal or other third-party advisor expenses); or (ii) in kind, as the requisite number of shares of New Parent Class A Common Stock underlying such Series I Percentage Interest; provided that, unless the Series I Member is permitted under the BHC Act to receive an in-kind distribution of Class A Common Stock and so advises the Company and Series I, then prior to any such in-kind distribution, the Company and Series I shall take all necessary action to convert the number of shares (if any) of New Parent Class A Common Stock held by Series I specified in the Series I Withdrawal Notice into New Parent Class B Common Stock which it shall distribute to the Series I Member.  A Member withdrawing pursuant to clause (i) shall receive its withdrawn capital promptly following the completion of the sale by the Company and Series I of the shares of New Parent Class A Common Stock underlying the Series I Percentage Interest in respect of which such distribution is being made (less any underwriting/brokerage costs and reasonable third-party legal or other third-party advisor expenses).  A Member withdrawing pursuant to clause (ii) shall receive its withdrawn capital upon two business days’ written notice to the Managing Member of such withdrawal.  The Company and the Managing Member shall use their respective commercially reasonable efforts to make such distribution in the manner set forth in the Series I Withdrawal Notice as soon as reasonably practicable following receipt thereof.  In the event that a Series I Member elects to receive cash in respect of any withdrawal, it shall indemnify the Company, Series I and the Managing Member from and against any liability arising from the related sale of shares of New Parent Common Stock as contemplated by this Section 4.02(d) except to the extent that the liability arises as a result of (x) the gross negligence, fraud, willful misconduct or bad faith of the Company, Series I or the Managing Member or (y) information provided by the Company, Series I or the Managing Member with respect to such Persons for inclusion in a registration statement or securities purchase agreement.  The Company and Series I shall provide the Series I Member with reasonable access to all documentation in connection with any such transaction prior to execution and shall obtain the consent of such Member with respect to any expenses to be allocated to such Member in connection with such disposition.  Except as required by this Section 4.02(d) or Section 2.07, the Company and Series I shall not sell or dispose of shares of New Parent Common Stock held by Series I without the consent of the Series I Member to whom such shares are allocable.

(e)           In the event that the provisions regarding the distributions to or withdrawals of capital by any Series II Member or Series III Member are amended or waived in any manner so as to make those provisions more favorable to any such Member than the existing distribution and withdrawal provisions for the Series I Members are to any Series I Member (other than the Managing Member), the distribution and withdrawal provisions of the Series I Members (other than the Managing Member) shall be deemed to be amended to reflect such more favorable provisions.

(f)            In the event that any Series I Member gives notice to the Managing Member that it is withdrawing capital in accordance with this Section 4.02 during any “blackout period” pursuant to the then effective Insider Trading policy of New Parent, the Managing Member may delay the distribution (whether in cash or in kind) of such withdrawn capital until such time as the “blackout period” has expired.  In the event that any Series I Member gives notice to the Managing Member that it is withdrawing capital in accordance with this Section 4.02 (ii) during any period ( a “Deferral Period”) in which the Managing Member determines, in its sole discretion, that it is in possession of material nonpublic information regarding New Parent, the Managing Member may delay the distribution (whether in cash or in kind) of such withdrawn capital until  the date on which the Managing Member no longer possess nonpublic inside information; provided, however the Managing Member shall not delay any such distribution for a period in excess of 60 consecutive calendar days or in excess of 120 calendar days in any twelve-month period, provided that there must be an interim period of at least ninety (90) consecutive days between the end of one Deferral Period and the beginning of another Deferral Period.

(g)           Following a distribution to a Series I Member in accordance with this Section 4.02, the Managing Member will notify such Member of the number of shares of New Parent Common Stock beneficially owned by such Member through its Series I Interest.

(h)           The “Exchange Agreement” means that certain Asset Exchange Agreement dated as of June 3, 2009 by and among the Company, LLC, HVB Alternative Advisors, LLC, Bayerische Hypo- und Vereinsbank AG, Cowen Group Inc., LexingtonPark Parent Corp., Lexington Merger Corp., and Park Exchange LLC.

4.03.        Limitation on Distributions and Withdrawals for Series II Members.

(a)           Distributions and permitted withdrawals from Series II are subject to the provision by Series II for (i) all liabilities of Series II in accordance with the Act and (ii) reserves for liabilities taken in accordance with Section 3.08 hereof.

(b)           The Managing Member may not withdraw any of its Series II Capital Contribution prior to termination of Series II.

(c)           Distributions may only be made from Series II to a Series II Member, as follows:

(i)            on the first anniversary of the date of this Agreement, the number of shares of New Parent Class A Common Stock specified in the notice given pursuant to the last sentence of this Section 4.03(c) (the “Specified Distribution Amount”), not to exceed the excess of (x) one-third of the number of shares of New Parent Common Stock constituting the Capital Contribution in respect of Series II of such Series II Member over (y) such number of shares that had been distributed to such Member, or the proceeds of the sale or disposal of which have been distributed to such Member, from Series II since the date hereof;

(ii)           on the second anniversary of the date of this Agreement, the Specified Distribution Amount in respect of such distribution, not to exceed the excess of (x) two-thirds of the number of shares of New Parent Common Stock constituting the Capital Contribution in respect of Series II of such Series II Member over (y) such number of shares that have been distributed to such Member, or the proceeds from the sale or disposal of which have been distributed to such Member, from Series II since the date hereof;

(iii)          commencing on the third anniversary of the date of this Agreement, the lesser of (x) the Specified Distribution Amount in respect of such distribution or (y) the balance of any assets allocable to such Series II Member in respect of Series II;

(iv)          as determined by the Managing Member, such number of shares of New Parent Common Stock or other assets in Series II allocable to such Series II Member; provided that without the consent of the Series I Members holding a majority of the Series I Percentage Interests, the restrictions on distributions set forth in clauses (i), (ii) or (iii) above shall not be accelerated and shall apply with respect to this clause (iv) for so long as either (x) BA Alpine Holdings and its affiliates beneficially own, in the aggregate, 2.0% or more of the outstanding New Parent Common Stock or (y) Series I owns in the aggregate 2.0% or more of the outstanding New Parent Common Stock;

(v)           as provided in Section 2.07; and

(vi)          as provided in Section 4.06.

All such distributions (other than pursuant to Section 4.06) shall be made only in accordance with Section 4.03(d) and after receipt of at least 90 days (30 days in case of a distribution contemplated by Section 2.07) prior written notice from the Series II Member requesting the same.

(d)           Distributions pursuant to Section 4.03(c)(i), (ii) and (iii) shall only, and distribution pursuant to Section 4.03(c)(iv) may, be made with shares of New Parent Class A Common Stock.  Distributions pursuant to Section 4.03(c)(iv) may also be made with other property received as proceeds from the sale or disposition of New Parent Class A Common Stock in Series II allocable to the Series II Member to whom such distribution is to be made.  Distributions pursuant to Sections 4.03(c)(v) and (vi) shall be made with such assets as provided in Section 2.07 or 4.06, as the case may be.

(e)           In the event that any Series II Member gives notice to the Managing Member that it is withdrawing capital in accordance with this Section 4.03 either (i) during any “blackout period” pursuant to the then effective Insider Trading policy of New Parent or (ii) during any period in which the Managing Member determines, in its sole discretion, that it is in possession of material nonpublic information regarding New Parent, the Managing Member may delay the distribution (whether in cash or in kind) of such withdrawn capital until such time as the “blackout period” has expired or the Managing Member no longer possess nonpublic inside information.

(f)            Notwithstanding anything in this Section 4.03 to the contrary, each Series II Member set forth on Schedule 4.03(f) to this Agreement (each, a “Ramius Key Principal”) hereby agrees, and any permitted transferee of such Member’s interests pursuant to Section 5.01(a)(i) will be deemed to have agreed in connection with such transfer, not to make any withdrawals of capital and the Managing Member agrees not to make any distributions to such

Series II Member (except for distributions pursuant to Section 4.06) until (i) with respect to 50% of the interests in Series II held by each Ramius Key Principal, the date that is 30 months after the date of this Agreement, (ii) with respect to the remaining interests in Series II held by each Ramius Key Principal, the date that is 36 months after the date of this Agreement and (iii), upon the election of the Managing Member, on or after such time as BA Alpine Holdings and its affiliates beneficially own less than 4.9% of the outstanding common stock of New Parent; provided, that, such Series II Members shall nevertheless continue to be bound by the restrictions on withdrawal set forth in this Section 4.03 (a) through (e).  Notwithstanding anything to the contrary in this Agreement, the Managing Member will not consent to the amendment of this clause (f) or any withdrawal in contravention of this clause (f) without the prior consent of the Series I Members holding a majority of the Series I Percentage Interests.

4.04.        Limitation on Distributions and Withdrawals for Series III Members.

(a)           Distributions and permitted withdrawals from Series III are subject to the provision by Series III for (i) all liabilities of Series III in accordance with the Act and (ii) reserves for liabilities taken in accordance with Section 3.08 hereof. The unused portion of any reserve shall be distributed, with interest at a rate equal to the coupon equivalent yield on 13-week U.S. Treasury bills (adjusted quarterly), as determined by the Managing Member, after the Managing Member has determined that the need therefor shall have ceased.

(b)           The Managing Member may not withdraw any of its Series III Capital Contribution prior to the termination of Series III.

4.05.        Limitation on Distributions and Withdrawals for Series IV Members.

(a)           Distributions and permitted withdrawals from Series IV are subject to the provision by Series IV for (i) all liabilities of Series IV in accordance with the Act and (ii) reserves for liabilities taken in accordance with Section 3.08 hereof.

(b)           The Managing Member may not withdraw any of its Series IV Capital Contribution prior to termination of Series IV.

(c)           Distributions may only be made from Series IV to a Series IV Member (other than a Series IV Member who is a Ramius Key Principal) as such interests in Series IV vest in accordance with the terms of the grants establishing such interests in Series IV.

(d)           Distributions may only be made from Series IV to a Series IV Member who is a Ramius Key Principal (i) with respect to 50% of a Ramius Key Principal’s interests in Series IV, the date that is 30 months after the date of this Agreement, (ii) with respect to the remaining interests of a Ramius Key Principal in Series IV, the date that is 36 months after the date of this Agreement and (iii), upon the election of the Managing Member, on or after such time as BA Alpine Holdings and its affiliates beneficially own less than 4.9% of the outstanding common stock of New Parent; provided, however, that each Series IV Member who is a Ramius Key Principal shall be entitled to receive distributions from Series IV at the time such Series IV Member’s interests in Series IV vest to the extent necessary to provide for the payment of any taxes that are due and payable on account of the vesting of such interests in Series IV.

(e)           If any interests in Series IV are forfeited in accordance with terms of the grant agreements pursuant to which they were granted, the shares of New Parent Common Stock underlying such forfeited interests in Series IV shall be allocated to the Series in proportion to each Series’ pro rata share of the Percentage Interest of the Company.

4.06.        Dividends on New Parent Common Stock.  Subject to Section 4.02(a), 4.03(a), 4.04(a) and 4.05(a), whichever is applicable, in the event that New Parent declares and pays a cash dividend on the shares of New Parent Common Stock, the Company and Series I shall cause the dividends paid on the shares of New Parent Common Stock held by Series I, and the Company and each of Series II and Series III may cause the dividends paid on the shares held by Series II and III, to be distributed to the Members of the applicable Series in accordance with their respective Series Percentage Interests in respect of such Series, net of any applicable withholding tax.

4.07.        Obligation to Make Distributions.  Notwithstanding anything herein to the contrary, the obligation to make any sales or distributions of New Parent Common Stock hereunder is subject in all respects to (i) there being an effective registration statement in place with respect to the shares of New Parent Common Stock to be sold or distributed or (ii) such sales or distributions of such shares of New Parent Common Stock being otherwise exempt from registration under the Securities Act of 1933, as amended.

ARTICLE V
RESTRICTIONS ON TRANSFER;
ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS

5.01.        Restrictions on Transfer.

(a)           No Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of his interest in the Company or any Series, directly or indirectly, without the consent of the Managing Member, which shall not be unreasonably withheld; provided, however, that, subject to a determination by the Managing Member that such transfer would not cause the Company or any Series to be treated as a publicly traded partnership,  (i) a Member may assign all or any part of his interest in the Company or any Series to any members of his immediate family or trusts established for their exclusive benefit or any Affiliate all of the outstanding equity interests of which are owned, directly or indirectly, by the Member, by any person which directly or indirectly wholly owns the Member or by members of his immediate family or trusts established for their exclusive benefit, so long as the assignment has no adverse tax consequences to the Company, the applicable Series or the other Members (provided that a Ramius Key Principal shall only be entitled to make a transfer pursuant to this clause (i) in a non-cash transaction for estate planning purposes), (ii) a BHC Member may, at any time, transfer a portion of its Series I Percentage Interest to the extent necessary to prevent such BHC Member  from having an aggregate Percentage Interest in the Company (including any Limited-Voting Interest) in excess of 33.33% or otherwise being in violation of the BHC Act or other federal, state or foreign banking law (in such Member’s sole discretion); and (iii) a Series I Member (other than the Managing Member) may, in non-market private sale transactions, sell or transfer all or any part of its Series I Percentage Interest to third party investors (“Third Party Investors”) that agree to become Members subject to this Agreement; provided that, without the consent of the Managing Member, no such private sale transactions, individually or in the aggregate, shall result in any Third Party Investor and its Affiliates beneficially owning in excess of 10% of the outstanding shares of Class A Common Stock of New Parent as of the completion of such transaction.  Any transferee of Interests in the Company shall become entitled to the rights of the transferor hereunder; provided that the rights under the covenants in Sections 2.08 (other than 2.08(e)) shall not be assignable to a transferee other than an Affiliate of the transferor.  Any purported sale, pledge, assignment, transfer or other disposition of all or any part of an interest in the Company or any Series in violation of this Section 5.01 shall be null and void and of no force and effect.

(b)           Notwithstanding anything to the contrary in this Agreement, commencing the day after the six month anniversary of this Agreement, a Series I Member shall be entitled to sell, assign, pledge, transfer or otherwise dispose of all or any part of his interest in the Company or any Series so long as, following such sale, assignment, transfer or other disposition, such Series I Member together with its Affiliates and permitted third-party transferees under the Exchange Agreement and Section 5.01(a) hereof retain beneficial ownership of at least fifty percent (50%) of the sum of (x) the New Parent Common Stock constituting the aggregate Capital Contribution of the Series I Members to Series I and (y) the New Parent Common Stock constituting Exchange Consideration under the Exchange Agreement (as adjusted for stock splits, consolidations, recapitalizations, reorganizations, mergers and similar events affecting the New Parent capital stock).  Following the second anniversary of the date of this Agreement, the transfer restrictions set forth in this Section 5.01 with respect to Series I Members shall cease to apply.  In addition, any such transfer restrictions under this Section 5.01 shall terminate and cease to apply following a Lock-up Termination Event.

(c)           The Managing Member will not consent to the amendment of this Section 5.01 with respect to a Ramius Key Principal or consent to any transfer of Interests by any Ramius Key Principal without the prior consent of the Series I Members holding a majority of the Series I Percentage Interests; provided that the consent of the Series I Members shall not be required following the earlier of (i) the date that is 36 months after the date of this Agreement and (ii) such time as BA Alpine Holdings and its affiliates beneficially own less than 4.9% of the outstanding common stock of New Parent.

(d)           Notwithstanding anything to the contrary in this Agreement, subject to any applicable provisions of the Insider Trading policy of New Parent, the Series I Members shall not be restricted from engaging in hedging or derivatives transactions with respect to New Parent Common Stock.

(e)           Subject to receiving the reports described in Section 4.02(g), BA Alpine Holdings shall provide written notice to the Managing Member if at any time BA Alpine Holdings and its affiliates beneficially own, in the aggregate, less than 4.9% of the outstanding New Parent Common Stock, whether as a result of hedging or derivatives transactions or otherwise.

5.02.        Admission of Additional or Substitute Members.

(a)           No substitute or additional Managing Member shall be admitted to the

Company without the unanimous consent of the Members, in their sole discretion. Except as provided in Section 5.01, no substitute or additional Member shall be admitted to the Company without the consent of the Managing Member, in its sole discretion.  The Company will not issue any Series I Interests to any Person or admit any additional Series I Member without the consent of holders of a majority of the Series I Interests.

(b)           No transferee or other recipient of all or any portion of an interest in the Company or any Series shall be admitted as a Member hereunder unless (i) such interest is transferred or granted in compliance with the applicable provisions of this Agreement and (ii) such transferee or recipient shall have executed and delivered to the Company a joinder agreement confirming the agreement of such transferee or recipient to be bound by all the terms and provisions of this Agreement with respect to the interest acquired by such transferee or recipient. As promptly as practicable after the admission of an additional or substitute Member, the books and records of the Company and the applicable Series shall be changed to reflect such admission.

ARTICLE VI
WITHDRAWAL, DEATH, PERMANENT DISABILITY, ADJUDICATION OF INCOMPETENCY, DISSOLUTION, TERMINATION OR BANKRUPTCY

6.01.        Withdrawal, Death, Permanent Disability, Adjudication of Incompetency, Dissolution, Termination or Bankruptcy of a Series III Member.

(a)           As of December 31 of each year, any Series III Member may withdraw from the Company on at least 90 days’ notice prior to the end of the fiscal year subject to Section 4.04.

(b)           Upon the withdrawal, death, permanent disability, adjudication of incompetency, dissolution, termination or bankruptcy of any Series III Member (an “Event”), the Series III Member with respect to whom the Event occurred, or his legal representatives (the “Affected Member”), shall have the right to the following payments from Series III:

(i)            an amount equal to 33.33% of his Capital Account calculated as of the last day of the fiscal year during which the Event occurred, payable in cash within three months following the end of the fiscal year in which the Event occurred, plus

(ii)           an amount equal to 50% of his remaining Capital Account calculated as of the last day of the fiscal year following the year in which the Event occurred, payable in cash within three months following the end of such fiscal year, plus

(iii)          an amount equal to his remaining Capital Account calculated as of the last day of the second fiscal year following the year in which the Event occurred, payable in cash within three months following the end of such second fiscal year;

provided, however, that the Managing Member, at its sole discretion, may elect to return the affected Member’s capital on an accelerated basis.  The Managing Member will not elect to return capital on an accelerated basis without the consent of holders of a majority of the Series I Interests.

ARTICLE VII
TERMINATION OF THE COMPANY

7.01.        Termination of Company.  Upon dissolution of the Company or termination of a Series (whichever is being dissolved or terminated) (i) the Company and/or the applicable Series shall be liquidated in an orderly manner. The Managing Member shall be the liquidator to wind up the affairs of the Company or a Series pursuant to this Agreement. If there shall be no Managing Member, Members having aggregate Percentage Interests of greater than 50% may approve one or more liquidators to act as the liquidator of the Company or a Series generally in carrying out such liquidation. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company or the applicable Series in accordance with the Act and in any reasonable manner that the liquidator shall determine to be in the best interest of the Members (or, as applicable, the Members holding interests in the dissolved Series).  After payment of the expenses of winding up, liquidation and dissolution of the Company or the applicable Series, all of the remaining assets of the Company and/or the applicable Series shall be applied in the following order:

(a)           to creditors of the Company and/or the applicable Series, including Members (to the extent otherwise permitted by law), in the order of priority as provided by law; and

(b)           to all Members of the Company or Members holding interests in the applicable Series in accordance with their respective Capital Accounts.

Any Net Profits or Net Losses attributable to the termination of the Company shall be allocated among the Members in accordance with Section 3.07 hereof.

ARTICLE VIII
MISCELLANEOUS

8.01.        Amendments.  (a)  The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the Managing Member and Members holding a majority of the Percentage Interests of the Members; provided that any change to the purpose of the Company shall also require the consent of the Members of each Series holding a majority of the Series Percentage Interest of such Series; and provided, further, that the terms and provisions of this Agreement, as they pertain only to any one or more Series, may be modified or amended at any time and from time to time by the Managing Member and Series Members in respect of such Series holding a majority of the Series Percentage Interests in respect of such Series.  Notwithstanding the foregoing, the Managing Member shall have the right to effect immaterial or insubstantial amendments to this Agreement without the consent of any of the other Members, or a change that does not adversely affect the other Members in any material respect (excluding changes to the purpose of the Company which shall remain subject to the foregoing consent rights in all respects) or reflects additional Capital Contributions to the Company (whether from an existing or new Member); provided that the Managing Member provides to all Members any such amendment at least five (5) days prior to the effective date of such amendment.

(b)           Notwithstanding the foregoing, no amendment shall be permitted which would (i) increase the liability of any Member, (ii) modify the allocations or distributions to which any Member is entitled (other than changes to Percentage Interests or Series Percentage Interests based on the amount of any Capital Contribution), (iii) further restrict the transferability of any Member’s interest, (iv) modify the provisions of the Agreement (x) in a manner adverse to BA Alpine Holdings in any material respect or (y) specifically applicable to any BHC Member or BA Alpine Holdings, (v) modify this Section 8.01, or (vi) modify the voting rights expressly reserved for the Series I Members hereunder, in each case without the prior written consent of the Member adversely affected thereby or, in the case of clause (vi), the consent of the Series I Members holding a majority of the Series I Percentage Interests.

8.02.        Fiscal Year.  The Company’s and each Series’ fiscal year shall end on December 31.

8.03.        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, all rights and remedies being governed by said laws. If any provision of this Agreement conflicts with a default rule under the Act, this Agreement shall govern.

8.04.        Books and Records.  The books and records of the Company and each Series, and a list of the names and residence, business or mailing addresses, Series Percentage Interests, Percentage Interests and Capital Contributions of all Members, shall be maintained at the principal executive offices of the Company.  Each Member shall have the right to obtain from the Company from time to time, upon reasonable demand for any purpose reasonably related to the Member’s interest as a Member of the Company or a Series, the books and records of the Company and each Series with which such Member is associated and such other information concerning its business, properties and personnel as such Member may reasonably request.  Any demand by a Member pursuant to this Section 8.04 shall be in writing and shall state the purpose of such demand.  The Company and each Series may maintain such other books and records and may provide such financial or other statements as the Managing Member in its discretion deems advisable.  Notwithstanding anything to the contrary in this Agreement, the Managing Member may restrict access to its books and records to the extent necessary to comply with any confidentiality restrictions or agreements to which it is subject.

8.05.        Recapitalizations, Exchanges, Etc. Affecting Interests, New Parent Common Stock.  The Managing Member shall cause, and shall use its reasonable best efforts to cause New Parent to cause, the provisions of this Agreement to apply to the full extent set forth herein with respect to the interests of the Company and to shares of New Parent Common Stock, as applicable, and to any and all equity interests in the Company or New Parent, as applicable, or any successor or assign of the Company or New Parent, as applicable, (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the interests of the Company or the shares of New Parent Common Stock, as applicable, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation, judicially imposed restatement of this

Agreement or otherwise; provided, however, that after such transaction the stockholders of New Parent or its successor or the Members of the Company or its successor, such stockholders or Members, as applicable are substantially the same as immediately prior to such transaction.  Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted and the rights of BA Alpine Holdings and its permitted transferees hereunder preserved.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have executed the Limited Liability Company Agreement as of the 2nd day of November, 2009.

MANAGING MEMBER:
C4S & Co., L.L.C.

By:	/s/ Peter A. Cohen
	Name:	Peter A. Cohen
	Title:	Managing Member

SIGNATURE PAGE FOR FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

NON-MANAGING MEMBER:
BA ALPINE HOLDINGS, INC.

By:	/s/ Gavin Burke
	Name:	Gavin Burke
	Title:	Managing Director

By:	/s/ John Gallagher
	Name:	John Gallagher
	Title:	Managing Director - POA

SIGNATURE PAGE FOR FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT